Exhibit 99

For immediate release
Contact: Ryan VanWinkle, Investor Relations, 816-792-7998

Ferrellgas Partners, L.P. Announces Completion of
Exchange Offer and Closing of 375,000 Common Unit Overallotment Offering

        Liberty, MO (August 24, 2004) — Ferrellgas Partners, L.P. (NYSE: FGP), one of the nation’s largest retail marketers of propane, today announced that Ferrellgas, L.P., its operating partnership, and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., on August 23, 2004 completed a previously agreed offer to exchange $250 million principal amount of their unregistered 6 3/4% Senior Notes due 2014, which were issued on April 20, 2004 in a private placement, for a like amount of senior notes which have been registered under the Securities Act of 1933. Ferrellgas, L.P. and Ferrellgas Finance Corp. are co-obligors and co-issuers of the new notes.

        All of the 6 3/4% Senior Notes due 2014 were validly tendered for exchange and have been accepted. The terms of the new notes are identical in all material respects to those of the unregistered notes, except that the new notes do not have any transfer restrictions or rights to additional interest.

        Ferrellgas Partners, L.P. also announced today the closing of a public offering of 375,000 common units in connection with the exercise by Citigroup Global Markets Inc. and Lehman Brothers Inc. of an option to purchase an additional 375,000 common units to cover overallotments. The option was granted to the underwriters in connection with the previously-announced public offering of 2.5 million common units on August 3, 2004. Net proceeds from this offering were $7,181,250 based on an offering price of $20.00 per common unit and after deducting underwriting discounts and commissions.

        Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in 50 states, Puerto Rico, the U.S. Virgin Islands and Canada. Ferrellgas employees indirectly own approximately 18 million common units of the partnership through an employee stock ownership plan.